Exhibit 99.1

Hanger Announces Financial Results for the First Quarter of 2019

AUSTIN, Texas, May 8, 2019 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the first quarter ended March 31, 2019.

Financial Highlights for the First Quarter of 2019

•                  Net revenue was $236.4 million for the three months ended March 31, 2019, compared to $234.0 million for the same period in 2018, reflecting a net revenue increase of 1.0 percent year-over-year.

•                  GAAP net loss totaled $7.0 million for the three months ended March 31, 2019, compared to a net loss of $22.6 million for the same period in 2018. The net loss in the first quarter of 2018 included the impact of a $17.0 million pre-tax loss on the extinguishment of debt as well as higher interest expense compared to the first quarter of 2019.

•                  GAAP loss from operations totaled $2.0 million for the three months ended March 31, 2019, compared to income from operations of $0.6 million for the same period in 2018.

•                  Adjusted EBITDA was $11.9 million in the first quarter of 2019, compared to $16.2 million for the same period in 2018, reflecting a decrease of $4.3 million. The decline in Adjusted EBITDA was driven primarily by expected increases of $1.8 million in benefits expense and $1.0 million in rent expense, as well as expected lower margins within the Products and Services segment.

•                  GAAP loss per share was ($0.19) for the first quarter of 2019, compared to a loss per share of ($0.62) for the same period in 2018. The reduction in GAAP loss per share related primarily to the prior year refinancing costs, a reduction in interest expense and lower third party professional fees.

•                  Adjusted diluted loss per share was ($0.16) for the three months ended March 31, 2019, compared to loss per share of ($0.13) for the same period in 2018.

•                  The Company reaffirmed its 2019 financial outlook (see “2019 Outlook” within this release).

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, “While revenue growth in the quarter was below our expectations, we believe this relates primarily to the timing of our prosthetics deliveries.  As a result, we are reaffirming both our revenue and earnings guidance for 2019.  We remain positive in our view of the demand for our O&P services, strength in our referrals patterns, and the overall industry fundamentals.”

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for Three Months Ended March 31, 2019

Patient Care Segment

For the three months ended March 31, 2019, Patient Care net revenue was $190.6 million, an increase of $2.1 million or 1.1 percent, compared to the same period in 2018. Growth on a reported basis was attributed to $4.8 million of revenue during the quarter from O&P clinics acquired in late 2018 and early 2019.

After adjusting for one less revenue day in the first quarter, same clinic revenue for the three months ended March 31, 2019 was consistent with the prior year period. Revenue from prosthetic services decreased 0.7 percent on a day-adjusted basis compared to the prior year and revenue from orthotics increased by 0.9 percent on a day-adjusted basis.

Income from operations in the Patient Care segment was $15.8 million during the first quarter of 2019, which reflected a $1.3 million decline, compared to $17.1 million reported in the prior year. Adjusted EBITDA for the segment was $21.4 million, which reflected a $1.6 million or 7.0 percent decline compared to the $23.0 million reported in the prior year period. Results reflected higher health benefit and rent expenses as compared with the prior year period, with the Patient Care segment bearing $1.5 million of the Company’s $1.8 million increase in benefits costs and $0.9 million of the $1.0 million total increase in rent expense. Benefits costs are inherently volatile from one period to the next as they are dependent on the Company’s underlying claim experience, which was favorable in the first quarter of 2018. Of the total rent increase, $0.3 million related to the adoption of the new lease accounting standard, Accounting Standards Codification (ASC) 842, and the remainder of the increase related to rent increases and completed acquisitions.

Products & Services Segment

For the three months ended March 31, 2019, Products & Services net revenue totaled $45.8 million, which reflected a $0.3 million, or 0.7 percent increase compared to the same period in 2018. Revenue growth was driven by a $1.8 million, or 5.9 percent increase from the distribution of O&P componentry to independent providers, which was partially offset by a $1.5 million decrease in revenue from therapeutic solutions.

Income from operations for the Products & Services segment decreased by $1.8 million to $4.1 million in the first quarter of 2019 compared to the same period in 2018. Adjusted EBITDA for the Products & Services segment was $6.9 million for the first quarter of 2019, which reflected a $1.8 million decrease compared with the same period of 2018. The decline in therapeutic solutions revenue as well as lower margins within O&P distribution impacted segment earnings in the quarter.

Corporate & Other

The loss from operations relating to corporate and other activities decreased by $0.5 million to $21.8 million for the quarter ended March 31, 2019 compared to the same period in 2018. This decrease primarily related to a $2.1 million reduction in professional accounting and legal fees year-over-year. Excluding the effect of excess third party professional fees, depreciation and amortization, certain acquisition related transaction costs and non-cash equity compensation expense, the net cost of corporate and other activities increased by $1.0 million to $16.4 million in the first quarter of 2019. Increases in costs for Corporate & Other activities related primarily to initial planning for the implementation of new financial and supply chain systems as well as an increase in compensation costs, franchise tax expense and other tax-related costs.

Net Income; Interest Expense

For the three months ended March 31, 2019, net loss was $7.0 million compared with a net loss of $22.6 million in the same period in 2018. The $15.7 million improvement in net income year-over-year was due primarily to a $17.0 million pre-tax loss on the extinguishment of debt associated with the 2018 debt refinancing as well as decreases in interest expense.

Liquidity

On March 31, 2019, the Company had liquidity of $115.3 million, comprised of $20.5 million in cash and cash equivalents, and $94.8 million in available borrowing capacity under its revolving credit facility, compared to liquidity of $189.2 million on December 31, 2018.

The decrease in liquidity was primarily attributable to the use of $36.5 million for the payment of annual incentive bonuses, tax payments on stock vesting, and the employer 401(k) matching contribution, the use of $27.7 million for an acquisition closed in the first quarter, and a $5.6 million net reduction in accounts payable.

2019 Outlook

Hanger reaffirms its full-year 2019 net revenue and Adjusted EBITDA outlook as follows:

Revenue in a range between $1.075 billion and $1.105 billion, and Adjusted EBITDA in a range between $121 million and $126 million.

Hanger’s financial outlook for 2019 does not incorporate contributions from potential future acquisitions. Adjusted EBITDA is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details

Hanger’s management team will host a conference call tomorrow, Thursday, May 9, at 8:30 a.m. Eastern time to discuss the Company’s first quarter 2019 financial results and business outlook.

To participate, dial 877-407-6184 or 201-389-0877 outside the U.S. and Canada, and use conference code number 13689515. A live webcast and replay of the call will be available at the Investor Relations section of the Company’s web site at https://investor.hanger.com/events/conferences-and-corporate-access/default.aspx, and a replay of the webcast will remain available for one year.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions. Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 patient care locations nationwide. Through its Products & Services segment, Hanger distributes O&P devices, products and components, and provides rehabilitative solutions. With over 150 years of clinical excellence and innovation, Hanger’s vision is to lead the orthotic & prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This press release contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “preliminary,” “intends,” “expects,” “plans,” “anticipates,” “believes,” “views” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk of our identified material weaknesses in the Company’s internal control over financial reporting adversely affecting its ability to report its financial condition and results of operations in a timely and accurate manner; any litigation relating to the Company’s accounting practices, financial statements and other financial data, periodic reports or other corporate actions; changes in the demand for the Company’s O&P products and services; uncertainties relating to the results of operations or recently acquired O&P patient care clinics; the Company’s ability to enter into and derive benefits from managed-care contracts; the Company’s ability to successfully attract and retain qualified O&P clinicians; federal laws governing the health care industry; uncertainties inherent in investigations and legal proceedings; governmental policies affecting O&P operations; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - dollars in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2019	2018
Net revenues	$236,419	$233,995
Material costs	78,377	76,356
Personnel costs	86,711	86,108
Other operating costs	33,555	31,096
General and administrative expenses	28,282	25,636
Professional accounting and legal fees	2,700	4,846
Depreciation and amortization	8,773	9,330
(Loss) income from operations	(1,979)	623
Interest expense, net	8,538	12,263
Loss on extinguishment of debt	—	16,998
Non-service defined benefit plan expense	173	176
Loss before income taxes	(10,690)	(28,814)
Benefit for income taxes	(3,739)	(6,196)
Net loss	$(6,951)	$(22,618)

Basic and Diluted Per Common Share Data:
Basic and diluted loss per share	$(0.19)	$(0.62)
Weighted average shares used to compute basic and diluted earnings per common share	37,001,977	36,498,482

Table 2

Hanger, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - dollars in thousands)

	As of March 31,	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$20,511	$95,114
Accounts receivable, net	136,891	143,986
Inventories	70,036	67,690
Income taxes receivable	734	379
Other current assets	17,058	18,731
Total current assets	245,230	325,900
Non-current assets:
Property, plant and equipment, net	81,951	89,489
Goodwill	226,632	198,742
Other intangible assets, net	16,415	15,478
Deferred income taxes	69,738	65,635
Operating lease right-of-use assets	103,676	—
Other assets	8,392	7,766
Total assets	$752,034	$703,010

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$8,677	$8,583
Accounts payable	50,173	55,797
Accrued expenses and other current liabilities	53,311	51,783
Accrued compensation related costs	22,228	55,111
Current portion of operating lease liabilities	33,675	—
Total current liabilities	168,064	171,274

Long-term liabilities:
Long-term debt, less current portion	490,623	502,090
Operating lease liabilities	83,693	—
Other liabilities	40,259	51,570
Total liabilities	782,639	724,934

Shareholders’ deficit:
Common stock	374	371
Additional paid-in capital	343,591	343,955
Accumulated other comprehensive loss	(7,461)	(4,531)
Accumulated deficit	(366,413)	(361,023)
Treasury stock, at cost	(696)	(696)
Total shareholders’ deficit	(30,605)	(21,924)
Total liabilities and shareholders’ deficit	$752,034	$703,010

Table 3

Hanger, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - dollars in thousands)

	For the Three Months Ended March 31,
	2019	2018
Cash flow used in operating activities:
Net loss	$(6,951)	$(22,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,773	9,330
Amortization of right-of-use assets	9,161	—
Benefit for doubtful accounts	(20)	(94)
Stock-based compensation expense	3,265	2,585
Deferred income taxes	(3,749)	(6,355)
Amortization of debt discounts and issuance costs	375	1,701
Loss on extinguishment of debt	—	16,998
Gain on sale and disposal of fixed assets	(481)	(594)
Changes in operating assets and liabilities:
Accounts receivable, net	10,395	19,425
Inventories	(880)	1,085
Other current assets and other assets	(1,433)	650
Income taxes	(355)	12,255
Accounts payable	(6,511)	552
Accrued expenses and other current liabilities	492	(5,067)
Accrued compensation related costs	(32,970)	(35,789)
Other liabilities	(1,829)	(2,537)
Operating lease liabilities	(10,082)	—
Net cash used in operating activities	(32,800)	(8,473)
Cash flows used in investing activities
Purchase of property, plant and equipment	(6,897)	(4,388)
Purchase of therapeutic program equipment leased to third parties under operating leases	(1,429)	(2,034)
Acquisitions, net of cash acquired	(27,679)	—
Purchase of company-owned life insurance investment	—	(598)
Proceeds from sale of property, plant and equipment	980	840
Net cash used in investing activities	(35,025)	(6,180)
Cash flows (used in) provided by financing activities
Borrowings under term loan, net of discount	—	501,467
Repayment of term loan	(1,263)	(431,875)
Borrowings under revolving credit agreement	—	3,000
Repayments under revolving credit agreement	—	(8,000)
Payment of employee taxes on stock-based compensation	(3,626)	(2,150)
Payment on seller notes	(1,773)	(1,749)
Payment of financing lease obligations	(116)	(364)
Payment of debt issuance costs	—	(6,757)
Payment of debt extinguishment costs	—	(8,436)
Net cash (used in) provided by financing activities	(6,778)	45,136
(Decrease) increase in cash, cash equivalents and restricted cash	(74,603)	30,483
Cash, cash equivalents and restricted cash, at beginning of period	95,114	4,779
Cash, cash equivalents and restricted cash, at end of period	$20,511	$35,262

Reconciliation of Cash, Cash Equivalents, and Restricted Cash:
Cash and cash equivalents, at beginning of period	$95,114	$1,508
Restricted cash, at beginning of period	—	3,271
Cash, cash equivalents, and restricted cash, at beginning of period	$95,114	$4,779

Cash and cash equivalents, at end of period	$20,511	$32,913
Restricted cash, at end of period	—	2,349
Cash, cash equivalents, and restricted cash, at end of period	$20,511	$35,262

Table 4

Hanger, Inc.

Segment Information:  Revenue, EBITDA and Adjusted EBITDA

(Unaudited - dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses and certain expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2019	2018

Net Revenue (a)
Patient Care	$190,601	$188,507
Products & Services	45,818	45,488
Net revenue	$236,419	$233,995

EBITDA (b)
Patient Care	$20,309	$21,991
Products & Services	6,641	8,381
Corporate & Other	(20,156)	(20,419)
EBITDA (Non-GAAP)	$6,794	$9,953

Adjusted EBITDA (b)
Patient Care	$21,392	$23,011
Products & Services	6,885	8,651
Corporate & Other	(16,409)	(15,425)
Adjusted EBITDA (Non-GAAP)	$11,868	$16,237

(a) Excludes intersegment revenue.

(b) EBITDA and Adjusted EBITDA are “Non-GAAP” measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Loss and Loss Per Share to

Adjusted Net Loss and Adjusted Loss Per Share

(Unaudited - dollars in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, severance expenses and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2019	2018

Net loss - as reported (GAAP)	$(6,951)	$(22,618)

Adjustments:
Amortization expense	1,230	1,953
Third-party professional fees	1,649	3,700
Loss on extinguishment of debt	—	16,998
Acquisition-related expenses	170	—
Severance expenses	(10)	—
Adjustments prior to tax effect	$3,039	$22,651

Tax effect of specified adjustments (a)	(1,903)	(4,717)
Adjustments after taxes	1,136	17,934

Adjusted net loss (Non-GAAP)	$(5,815)	$(4,684)

Basic and diluted loss per share - as reported (GAAP)	$(0.19)	$(0.62)
Effect of above listed specified adjustments	0.03	0.49
Adjusted basic and diluted loss per share - as reported (Non-GAAP)	$(0.16)	$(0.13)

Shares used to compute basic and diluted loss per share	37,001,977	36,498,482

(a) “Tax effect of specified adjustments” reflects the difference between the Company’s effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% and 24% respectively for the 2019 and 2018 periods to the Company’s earnings from operations before taxes, after the incorporation of the identified above adjustments.

Table 6

Hanger, Inc.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(Unaudited - dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses and certain expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2019	2018

Net loss - as reported (GAAP)	$(6,951)	$(22,618)

Adjustments to calculate EBITDA:
Depreciation and amortization	8,773	9,330
Interest expense, net	8,538	12,263
Loss on extinguishment of debt	—	16,998
Non-service defined benefit plan expense	173	176
Benefit for income taxes	(3,739)	(6,196)
Adjustments - net income (loss) to EBITDA	13,745	32,571
EBITDA (Non-GAAP)	6,794	9,953

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	1,649	3,700
Equity-based compensation	3,265	2,584
Acquisition-related expenses	170	—
Severance expenses	(10)	—
Further adjustments - EBITDA to Adjusted EBITDA	5,074	6,284
Adjusted EBITDA (Non-GAAP)	$11,868	$16,237

Table 7

Hanger, Inc.

Segment Reconciliation of (Loss) Income From Operations to EBITDA and Adjusted EBITDA

(Unaudited - dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses and certain expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2019	2018
Patient Care
Income from operations - as reported (GAAP)	$15,757	$17,093
Depreciation & amortization	4,552	4,898
EBITDA (Non-GAAP)	20,309	21,991
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	1,094	1,020
Severance expenses	(11)	—
Further adjustments - EBITDA to Adjusted EBITDA	1,083	1,020
Adjusted EBITDA (Non-GAAP)	21,392	23,011

Products & Services
Income from operations - as reported (GAAP)	4,098	5,879
Depreciation & amortization	2,543	2,502
EBITDA (Non-GAAP)	6,641	8,381
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	244	270
Severance expenses	—	—
Further adjustments - EBITDA to Adjusted EBITDA	244	270
Adjusted EBITDA (Non-GAAP)	6,885	8,651

Corporate & Other
Loss from operations - as reported (GAAP)	(21,834)	(22,349)
Depreciation & amortization	1,678	1,930
EBITDA (Non-GAAP)	(20,156)	(20,419)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	1,649	3,700
Equity-based compensation	1,927	1,294
Acquisition related expenses	170	—
Severance expenses	1	—
Further adjustments - EBITDA to Adjusted EBITDA	3,747	4,994
Adjusted EBITDA (Non-GAAP)	(16,409)	(15,425)
Total Adjusted EBITDA (Non-GAAP)	$11,868	$16,237

Table 8

Hanger, Inc.

Indebtedness

(Unaudited - dollars in thousands)

	As of March 31,	As of December 31,
	2019	2018
Debt:
Term Loan B	$499,950	$501,213
Seller notes	7,402	4,506
Financing leases and other	1,212	14,361
Total debt before unamortized discount and debt issuance costs	508,564	520,080
Unamortized discount and debt issuance costs, net	(9,264)	(9,407)
Total debt	$499,300	$510,673

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller notes	3,288	2,513
Financing leases and other	339	1,020
Total current portion of long-term debt	8,677	8,583
Long-term debt:	$490,623	$502,090

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	508,564	520,080
Cash and cash equivalents	(20,511)	(95,114)
Net indebtedness	$488,053	$424,966

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended March 31,
	2019	2018
Same clinic revenue:
Decline (growth) rate on net revenue	(1.6)%	1.1%
Growth rate day adjusted (a)	(0.1)%	1.1%
Clinical locations:
Patient care clinics	697	683
Satellite clinics	104	108
Total clinical locations	801	791

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes sales for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.